FILE NO. 333-43665
                                                                     FILED UNDER
                                                                  RULE 424(b)(3)


                              PROSPECTUS SUPPLEMENT


   To Prospectus dated January 16, 1998 (as supplemented on January 27, 1998)


                                  dELiA*s Inc.


                                   ----------


This Prospectus Supplement supplements the Prospectus dated January 16, 1998, as supplemented by the Prospectus Supplement dated January 27, 1998 (the "Prospectus") relating to the resale of up to 308,687 shares of common stock, par value $.01 per share ("Common Stock"), of dELiA*s Inc., a Delaware corporation (the "Company") by certain stockholders of the Company, which Prospectus was filed as part of the Company's Registration Statement on Form S-3 (No. 333-43665).

No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this Prospectus Supplement or the Prospectus to which it relates and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus Supplement and the Prospectus to which it relates do not constitute an offer of any securities other than those to which such documents relate or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus Supplement or the Prospectus to which it relates nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.


                                   ----------

                                 April 20, 1998

         In connection with the following transfers by certain Selling Stockholders named in the Prospectus of some or all of their shares of Common Stock of the Company, this Prospectus Supplement updates certain information contained in the "Selling Stockholders" and "Plan of Distribution" sections of the Prospectus: (i) Morgan R. Jones to Wyoming Seminary Preparatory School; Joseph L. Ponce to Mari Bauman, Michael C. Ponce and Thomas G. Ponce. Each of the Selling Stockholders named in the accompanying Prospectus who effected such a transfer is referred to in this Prospectus Supplement as a "Transferor" and each of the foregoing transferees is referred to in this Prospectus Supplement as a "Transferee." Except for information in this Prospectus Supplement, reference should be made to the accompanying Prospectus dated January 16, 1998 and the information incorporated therein by reference.

         The following table amends and restates the information set forth in the table in the "Selling Stockholders" section of the Prospectus with respect to the Transferors and adds the following information to such table with respect to the Transferees.

                                                                                 Percentage of
                                                               Number of          Outstanding
                                                              Shares Owned        Shares Owned         Number of
                                                                Prior to            Prior to            Shares
Selling Stockholder                                         Offering (1)(11)      Offering (1)        Offered(11)
-------------------                                         ----------------      ------------        -----------
Ten-Soc International, Inc. (2)                                   202,542                1.5%             202,542
Helen L. Christy (3)                                               30,260                   *              30,260
John Gilray Christy (4)                                            30,260                   *              30,260
Bruce H. Hooper                                                    28,471                   *              28,471
Carol W. Jones (5)                                                 19,373                   *              19,373
Morgan R. Jones (6)                                                18,873                   *              18,873
Joseph L. Ponce (7)                                                10,290                   *              11,190
Thornton D. Hooper, II (8)                                          6,092                   *               6,092
N. Todd Praigg (9)                                                  3,842                   *               3,842
Dave Poteat (10)                                                    1,483                   *               1,483
Marvelyn Albert (10)                                                  893                   *                 893
M.R. Jones Financial Consultant Profit Sharing Plan                   694                   *                 694
Ken Cleary (10)                                                       577                   *                 577
Tracy Page (10)                                                       577                   *                 577
M.R. Jones Financial Consultant Money Purchase Plan                   520                   *                 520
Wyoming Seminary Preparatory  School                                  500                   *                 500
Mike Rasmussen (10)                                                   385                   *                 385
Victor Poole (10)                                                     315                   *                 315
Mari R. Bauman                                                        300                   *                 300
Michael C. Ponce                                                      300                   *                 300
Thomas G. Ponce                                                       300                   *                 300
Bob Brown (10)                                                        288                   *                 288
David Culp (10)                                                       288                   *                 288
Marc Hubble (10)                                                      288                   *                 288
Chris Moore (10)                                                      288                   *                 288
Chuck Ervin (10)                                                      240                   *                 240
Jon Downey (10)                                                       192                   *                 192
Jeff Davis (10)                                                       192                   *                 192
Randy Laco (10)                                                       192                   *                 192
Mitch Price (10)                                                      192                   *                 192
Rodney Williams (10)                                                  192                   *                 192
Chris Steffens (10)                                                   144                   *                 144
Dawn Laws-Hayer (10)                                                   96                   *                  96
Dan Summerlin (10)                                                     96                   *                  96

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* Less than one percent.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus.

(2) Evan L. Jones, president of TSI, a subsidiary of the Company, is an officer, director and principal shareholder of Ten-Soc International, Inc. Prior to the consummation of the TSI Merger, Mr. Jones served as chairman of the board of directors of TSI and personally guaranteed certain obligations of TSI.

(3) Includes 9,667 shares held by Ms. Christy's spouse, John Gilray Christy. Prior to the consummation of the TSI Merger, Mr. Christy served as a director of TSI.

(4) Includes 20,593 shares held by Mr. Christy's spouse, Helen L. Christy. Prior to the consummation of the TSI Merger, Mr. Christy served as a director of TSI.

(5) Includes 14,539 shares held beneficially by Ms. Jones' spouse, Morgan R. Jones, as to which Ms. Jones disclaims beneficial ownership. Mr. Jones served as a director and assistant secretary of TSI and personally guaranteed certain obligations of TSI. Mr. Jones is chairman and chief executive officer of and a partner in Drinker Biddle & Reath LLP, a law firm to which TSI has paid legal fees in connection with the TSI Merger and other matters.

(6) Includes (i) 1,214 shares held by the M.R. Jones Financial Consultant Profit Sharing Plan and the M.R. Jones Financial Consultant Money Purchase Plan of which Morgan R. Jones is the sole trustee and (ii) 4,834 shares held by Mr. Jones' spouse, Carol W. Jones, as to which Mr. Jones disclaims beneficial ownership. Prior to the consummation of the TSI Merger, Mr. Jones served as a director and assistant secretary of TSI and personally guaranteed certain obligations of TSI. Mr. Jones is chairman and chief executive officer of and a partner in Drinker Biddle & Reath LLP, a law firm to which TSI has paid legal fees in connection with the TSI Merger and other matters.

(7) Prior to the consummation of the TSI Merger, Mr. Ponce served as a director of TSI.

(8) Prior to the consummation of the TSI Merger, Thornton D. Hooper, II served as a director of TSI.

(9) Mr. Praigg was formerly an employee of TSI.

(10) Employees of TSI who received shares of Common Stock in accordance with the TSI SAR Plan in connection with the TSI Merger.

(11) For purposes of the information in this column, shares of Common Stock transferred to the Transferees by the Transferors are treated as having been beneficially owned before this offering by the Transferees, rather than the Transferors.